6/6/94
WESTMORELAND  COAL  COMPANY

(DELAWARE  CORPORATION)

BYLAWS

ARTICLE  I
SHAREHOLDERS

SECTION  1.	Meetings

	(a)	Annual Meeting.  Unless otherwise fixed by the Board of Directors, the annual meeting of shareholders for the election of Directors and for other business shall be held on the first Tuesday of May in each year, or, if that day is a legal holiday, on the next following business day.

	(b)	Special Meetings.  Special meetings of the shareholders may be called at any time by the chief executive officer, or a majority of the Board of Directors, or the holders of at least one-fifth of the shares of stock of the Company outstanding and entitled to vote.

	(c)	Place.  Meetings of the shareholders shall be held at such place in
Philadelphia, Pennsylvania (where the company will maintain an office at which it may keep its books to the extent permitted by law)
as may be fixed by the Board of Directors in the notice of meeting.

SECTION  2.	Notice

	Written notice of the time and place of all meetings of shareholders and of the purpose of each special meeting of shareholders shall be given to each shareholder entitled to vote thereat at least ten days before the date of the meeting, unless a greater period of notice is required by law in a particular case.

SECTION  3.	Voting

	(a)	Voting Rights.  Except as otherwise provided herein, or in the
Certificate of Incorporation, or by law, every shareholder shall have the right at every shareholders' meeting to one vote for every share standing in his name on the books of the Company which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

	(b)	Election of Directors.  At each annual meeting the shareholders shall elect seven directors, who shall constitute the entire Board.

SECTION  4.	Quorum and Required Vote

	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote at a meeting shall constitute a quorum. If a quorum is not present no business shall be transacted except to adjourn to a future time. Except as may otherwise be provided in these Bylaws, in the Certificate of Incorporation or bylaw, the acts of the holders of a majority of the shares present in person or by proxy at any meeting at which a quorum is present shall be the acts of the shareholders.

ARTICLE  II
DIRECTORS

SECTION  1.	Term of Office

	Each director elected at an annual meeting of the shareholders shall hold office until his successor is elected and has qualified or until his earlier resignation or proper removal.

SECTION  2.	Powers

	The business of the Company shall be managed by the Board of Directors which shall have all powers conferred by law and these bylaws. The
Board of Directors shall elect, remove and suspend officers, determine their duties and compensations, and require security in such amounts as it may deem proper.

SECTION  3.	Meetings

	(a)	Regular Meetings.  Regular meetings shall be held at such times as the Board shall designate by resolution. Notice of the regular meetings need not be given.

	(b)	Special Meetings.  Special meetings of the Board may be called at any time by the chief executive officer and shall be called by him upon the written request of one-third of the directors. Written notice of the time, place and the general nature of the business to be transacted at each special meeting shall be given to each director at least three days before such meeting.

	(c)	Place.  Meetings of the Board of Directors shall be held at such place in or out of Delaware as the Board may designate or as may be designated in the notice calling the meeting.

SECTION  4.	Quorum

	A majority of all the directors in office (but not less than one-third of the number fixed by these bylaws) shall constitute a quorum for the transaction of business at any meeting.  The vote of the majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION  5.	Vacancies

	Vacancies in the Board of Directors shall be filled by vote of a majority of the remaining members of the Board though less than a quorum.  Such election shall be for the balance of the unexpected term or until a successor is duly elected by the shareholders and has qualified.

ARTICLE III
EXECUTIVE COMMITTEE

The Board of Directors by resolution of a majority of the number of directors fixed by these bylaws may designate three or more directors to constitute an executive committee, which, to the extent provided in such resolution, shall have and may exercise all the authority of the Board of Directors except to amend the Company's bylaws. If an executive committee is so designated, it will elect one of its members to be its chairman.

ARTICLE  IV
OFFICERS

SECTION  1.	Election

	At its first meeting after each annual meeting of the shareholders, the Board of Directors shall elect a President, Treasurer, and Secretary, and such other officers as it deems advisable. Any two or more offices may be held by the same person except for the offices of President and Secretary.

SECTION  2.	Chairman and President

	(a)	If the Board in its discretion determines that there shall be a
Chairman, he may be the chief executive officer of the Company and shall preside at all meetings of the Board and of the shareholders. In such event the President shall be the chief operating officer, responsible to the Chairman, with such duties as the Board of Directors or the Chairman shall from time to time prescribe, and he shall exercise the powers and perform the duties of the Chairman during the Chairman's absence or inability to act.


	(b)	When the office of Chairman is not filled, or when the Chairman is not the chief executive officer, the President shall be the chief executive officer and the chief.

	(c)	In the event the President shall be the chief executive officer, the
Board may designate an Executive Vice President or Senior Vice
President as chief operating officer.  In the absence of such designation, the President shall also be the chief operating officer.

	(d)	Except as the Board of Directors may otherwise prescribe by
resolution, the chief executive officer shall have general supervision over the business and operations of the Company and may perform any act and execute any instrument for the conduct of such business and operations.

SECTION  3.	Other Officers

	The duties of the other officers shall be those usually related to their offices, except as otherwise prescribed by resolution of the Board of Directors.

SECTION  4.	General

	(a)	In the absence of the Chairman and President, any officer
designated by the Board shall exercise the powers and perform the duties of the chief executive officer or the chief operating officer or both.

	(b)	Except as otherwise determined by resolution of the Board of
Directors, the Vice Chairman, President or any Executive Vice
President or Senior Vice President may execute any instrument for the conduct of the Company's business and operations.

SECTION  5.	Agents

	The chief executive officer or any officer or employee authorized by him may appoint, remove or suspend agents or employees of the Company and may determine their duties and compensation.




ARTICLE  V
INDEMNIFICATION

SECTION  1.	Right to Indemnification

	The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or supervisor or manager of the corporation or a constituent corporation absorbed in a consolidation or merger, or while a director, officer or supervisor or manager of the corporation is or was serving at the request of the corporation or a constituent corporation absorbed in a consolidated or merger, as a director, officer or supervisor or manager of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation to the extent that such person is not otherwise indemnified and to the extent such indemnification is not prohibited by applicable law.

SECTION  2.	Advance of Expenses

	Expenses incurred by a director, officer or supervisor or manager of the corporation in defending a civil or criminal action, suit or proceeding, shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or supervisor or manager to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

SECTION  3.	Procedure for Determining Permissibility

	The procedure for determining the permissibility of indemnification under the standards contained in this Article V (including the advance of expenses) shall be that set forth in Section 145(d) of the Delaware
General Corporation Law, provided that, if there has been a change in control of the corporation between the time of the action or failure to act giving rise to the claim for indemnification and such claim, and at the option of the person seeking indemnification, the permissibility of indemnification shall be determined by independent legal counsel selected
jointly by the corporation and the person seeking indemnification.   The
reasonable expenses of any director, officer or supervisor or manager in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification, shall be borne by the corporation.

SECTION  4.	Contractual Obligation

	The obligations of the corporation to indemnify a director, officer or supervisor or manager under this Article V, including the duty to advance expenses, shall be considered a contract between the corporation and such director, officer or supervisor or manager and no modification or repeal of any provision of this Article V shall affect, to the detriment of the director, officer or supervisor or manager, such obligations of the corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

SECTION  5.	Indemnification Not Exclusive: Inuring of Benefit

	The indemnification and advance of expenses provided by this Article V shall not be deemed exclusive of any other right to which one indemnified may be entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

SECTION  6.	Insurance and Other Indemnification

	The Board of Directors shall have the power to (i) authorize the corporation to purchase and maintain, at the corporation's expense, insurance on behalf of the corporation and on behalf of others to the extent that power to do so has not been prohibited by applicable law, and
(ii) give other indemnification to the extent permitted by law.

ARTICLE  VI
CERTIFICATES  OF  STOCK

SECTION  1.	Share Certificates

	Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate may bear the corporate seal and the signature of the Chairman or President or a Vice President, and Secretary or Assistant Secretary, or the Treasurer or an Assistant Treasurer of the Company, or may bear a facsimile corporation seal, a facsimile signature of the Chairman or President, the signature of the Secretary or any Assistant Secretary, or Treasurer or an Assistant Treasurer of the Company and the signature of a transfer clerk.

SECTION  2.	Transfers

	Shares of stock of the Company shall be transferable on the books of the Company only by the registered holder or by duly authorized attorney. A transfer shall be made only upon surrender of the share certificate. The
Board of Directors may fix a record date to determine the voting and other rights of shareholders to the extent permitted by law.

ARTICLE  VII
AMENDMENTS

These bylaws may be changed at any regular or special meeting of the Board of Directors by the vote of a majority of all the directors in office or at any annual or special meeting of shareholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such meeting of the Board of Directors or of shareholders shall set forth the proposed change or a summary thereof.
WCCo. Bylaws
12/4/90
Page  7  of  7